Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
of Senesco Technologies, Inc.

We consent to the incorporation by reference in this registration statement on Form S-3 of Senesco Technologies, Inc. of our report dated September 26, 2007, on the consolidated financial statements of Senesco Technologies, Inc. and Subsidiary as of June 30, 2007 and 2006 and for each of the three years in the period ended June 30, 2007 and the cumulative amounts from July 1, 1998 (date of inception) to June 30, 2007, which appear in the June 30, 2007, Annual Report on Forms 10-K and 10-K/A (Amendment No. 1) of Senesco Technologies, Inc.  We also consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ GOLDSTEIN GOLUB KESSLER LLP

New York, New York

January 18, 2008